FINANCIAL AND COMPLIANCE REPORTS AND
INDEPENDENT AUDITOR'S REPORT

MANSUR WOOD LIVING CENTER, L.P.

DECEMBER 31, 2009 AND 2008

PAGE
INDEPENDENT AUDITORS' REPORT	3
FINANCIAL STATEMENTS:
BALANCE SHEETS	4
STATEMENTS OF INCOME	6
STATEMENTS OF CHANGES IN PARTNERS' EQUITY	7
STATEMENTS OF CASH FLOWS	8
NOTES TO FINANCIAL STATEMENTS	9
SUPPLEMENTAL INFORMATION:
INDEPENDENT AUDITOR'S REPORT ON INFORMATION
ACCOMPANYING THE BASIC FINANCIAL STATEMENTS	17
SUPPLEMENTAL SCHEDULE	18

PAILET, MEUNIER and LeBLANC, L.L.P.
Certified Public Accountants
Management Consultants

INDEPENDENT AUDITOR'S REPORT

To the Partners
MANSUR WOOD LIVING CENTER, L.P.
Bettendorf, Iowa

We have audited the accompanying balance sheets of MANSUR WOOD LIVING CENTER, L.P. as of December 31, 2009 and 2008 and the related statements of operations, changes in partners' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the Standards of the Public Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The partnership has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the partnership's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MANSUR WOOD LIVING CENTER, L.P. as of December 31, 2009 and 2008 and the results of its operations, changes in partners' equity and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ PAILET, MEUNIER and LeBLANC, L.L.P.

Metairie, Louisiana
May 13, 2010

3421 N. Causeway Blvd., Suite 701. Metairie, LA 70002Telephone (504) 837-0770 . Fax (504) 837-7102
Member of
IGAF Worldwide - Member Firms in Principal Cities . PCAOB - Public Company Accounting Oversight Board
AICPA Centers . Center for Public Company Audit Firms (SEC)
Governmental Audit Quality Center . Private Companies Practice Section (PCPS)

MANSUR WOOD LIVING CENTER, L.P.
BALANCE SHEETS
DECEMBER 31, 2009 AND 2008

ASSETS	2009	2008
Current Assets
Cash and Equivalents	352	$7,908
Accounts Receivable	36,517	41,015
TIF Receivable	55,565	48,369
Prepaid Insurance	27,793	19,296
Total Current Assets	120,227	116,588

Restricted Deposits and Reserves
Tenant Security Deposits	33,820	35,500
Tax and Insurance Escrow	33,595	33,110
Water/Sewer Escrow	84,000	53,000
Replacement Reserve	47,423	38,197
Total Restricted Deposits and Reserves	198,838	159,807

Property and Equipment
Buildings	10,910,416	10,910,416
Furniture & Fixtures	128,966	128,966
	11,039,382	11,039,382
Accumulated Depreciation	(3,953,647)	(3,535,254)
Land	51,500	51,500
Total Property and Equipment	7,137,235	7,555,628

Other Assets
Financing Fees - Net	30,027	37,711
Total Other Assets	30,027	37,711
Total Assets	7,486,327	$7,869,734

See Accountant's Report and Notes to Financial Statements

MANSUR WOOD LIVING CENTER, L.P.
BALANCE SHEETS
DECEMBER 31, 2009 AND 2008

	2009	2008
LIABILITIES AND PARTNERS' EQUITY
Current Liabilities
Accounts Payable	$52,587	$60,890
Accrued Expenses	2,976	2,688
Prepaid Rent	821	184
Tenant Security Deposit	33,348	37,255
Accrued Interest Payable	20,593	21,384
Accrued Real Estate Taxes	119,735	129,260
Reporting Fees Payable	55,000	50,000
Current Portion of Long Term Debt	105,321	127,858
Total Current Liabilities	390,381	429,519

Long Term Debt
Mortgage Payable	3,265,951	3,393,810
Less Current Portion Long-Term Debt	(105,321)	(127,858)
Due to Related Parties	455,941	414,229
Due to Developer	445,732	445,732
Total Long-Term Debt	4,062,303	4,125,913
Total Liabilities	4,452,684	4,555,432

Partners' Equity
Partners Equity	3,033,643	3,314,302
Total Liabilities and Partners' Equity	$7,486,327	$7,869,734

See Accountant's Report and Notes to Financial Statements

MANSUR WOOD LIVING CENTER, L.P.
STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

	2009	2008
Revenues
Rent Revenue	$669,756	$646,846
Laundry & Vending	1,082	859
NSF & Late Fee Revenue	3,317	4,277
Security Deposit Forfeitures	2,589	-
Other Revenue	9,004	8,774
Total Revenue	685,748	660,756

Expenses
Administrative	127,523	100,987
Utilities	81,061	83,699
Operating and Maintenance	45,685	37,747
Taxes and Insurance	73,377	86,774
Interest Expense	. 251,521	260,695
Depreciation & Amortization	426,078	426,078
Total Expenses	1,005,245	995,980

Income (Loss) from Rental Operations	(319 497)	(335,224)

Other Income (Expenses)
Interest Income	179	1,633
Insurance Proceeds - Fire Damage		1,357,981
Repairs - Fire Damage		(1,297,582)
Over Accrued Real Estate Taxes	43,659
Entity Expense - Reporting Fees	(5,000)	(5,000)
Total Other Income (Expenses)	38,838	57,032
Net Income (Loss)	(280,659)	Maal

See Accountant's Report and Notes to Financial Statements

MANSUR WOOD LIVING CENTER, L.P.
STATEMENTS OF CHANGES IN PARTNERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31,2009 AND 2008

	2009	2008

Partners' Equity - January 1,	$3,314,302	$3,592,493
Contributions by Partners	-	-
Net Income (Loss)	(280,659)	(278,192)
Distributions to Partners	-	-
Partners' Equity - December 31,	$3,033,643	$3,314,302

See Accountant's Report and Notes to Financial Statements

MANSUR WOOD LIVING CENTER, L.P.
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

	2009	2008

Cash flows from operating activities:
Net Income	$(280,659)	$(278,192)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	426,078	426,078
(Increase) decrease in accounts receivable	(33,698)	15,093
(Increase) decrease in prepaid expenses	(8,497)	(11,430)
Increase (decrease) in accounts payable	(8,306)	(48,783)
Increase (decrease) in interest payable	(791)	(734)
Net change in tenants' security deposits held	(3,906)	6,692
Increase (decrease) real estate taxes payable	(9,525)	1,954
Increase (decrease) in accrued liabilities	288	(5)
Increase (decrease) in deferred insurance proceeds	-	(162,514)
Increase (decrease) in prepaid rent	637	(433)
Total adjustments	362,280	225,918
Net cash provided (used) by operating activities	81,621	(52,274)

Cash flows from investing activities:
Transfer (to) from operating reserves	(485)	34,332
Transfer (to) from replacement reserve	(9,227)	145,044
Transfer (to) from security deposit	1,680	(6,132)
Net cash provided (used) by investing activities	(8,032)	173,244

Cash flows from financing activities:
Increase (Payments) Related Party Debts	41,712	-
Principal (Payments) on long-term debt	(127,858)	(118,741)
Increase (Payments) reporting fees payable	5,000	5,000
Net cash provided (used) by financing activities	(81,146)	(113,741)

Net increase (decrease) in cash and equivalents	(7,556)	7,229
Cash and equivalents, beginning of year	7,908	679
Cash and equivalents, end of year	352	7,908
Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest Expense	$252,312	$260,695

See Accountant's Report and Notes to Financial Statements

MANSUR WOOD LIVING CENTER, L.P.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

NOTE A - NATURE OF OPERATIONS

MANSUR WOOD LIVING CENTER, L.P. (the Partnership) was organized as a limited partnership under the laws of the State of Illinois formed to acquire, construct, own and operate a rental housing project eligible for low income housing tax credits available under Section 42 of the Internal Revenue Code. The Project consists of 115 rental units located in Carbon Cliff, Illinois. The project began rental operations during calendar year 2000.

The Project is eligible for low-income housing tax credits established under the program described in Section 42 of the Internal Revenue Code. The Partnership's financing agreement and Section 42 Revenue Code provisions place various restrictions on the operations of the Partnership including rental of units only to households with limited income.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows.

Basis of Accounting

The financial statements of the partnership are prepared on the accrual basis of accounting and in accordance with accounting principles generally accepted in the United States of America.

Cash and Cash Equivalents

For purposes of statements of cash flows, cash and cash equivalents represent unrestricted cash and certificates of deposit with original maturities of 90 days or less. The carrying amount approximates fair value because of the short period to maturity of the instruments.

The partnership treats all non replacement reserve, escrows and security deposit funds as cash equivalents. Cash on hand, in checking and savings accounts and certificates of deposit are considered cash equivalents.

MANSUR WOOD LIVING CENTER, L.P.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

NOTE B SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

Capitalization and Depreciation

Land, buildings and improvements are recorded at cost. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives using the straight-line method. Improvements are capitalized, while expenditures for maintenance and repairs are charged to expense as incurred. Upon disposal of depreciable property, the appropriate property accounts are reduced by the related costs and accumulated depreciation. The resulting gains and losses are reflected in the statement of operations. The rental property is depreciated over estimated service lives as follows:

Buildings & Improvements	27 years	Straight-Line
Other Improvements	15 years	Straight-Line
Furnishings & Equipment	5 years	Straight-Line

The Partnership reviews its investment in real estate for impairment whenever events or changes in circumstances indicate that the carrying value of such property may not be recoverable. Recoverability is measured by a comparison of the carrying amount of the real estate to the future net undiscounted cash flow expected to be generated by the rental property including the low income housing tax credits and any estimated proceeds from the eventual disposition of the real estate. If the real estate is considered to be impaired, the impairment to be recognized is measured at the amount by which the carrying amount of the real estate exceeds the fair value of such property. There were no impairment losses recognized in 2009 or 2008.

The Partnership incurred and capitalized $208,516 of interest and financing fees during the construction period and is depreciating them over 15 years using the straight-line method.

Income Taxes

No provision or benefit for income taxes has been included in this financial statement since taxable income or loss passes through to, and is reportable by, the partners individually. The Partnership is eligible to receive low income tax credits as provided by Section 42 of the Internal Revenue Code.

Tenant Receivable and Bad Debt Policy
Tenant rents are due on the first day of each month of the tenant's lease, Rents are considered delinquent when they become more than 30 days past due. Tenant receivables are charged to bad debt expense when they are determined to be uncollectible based upon a periodic review of the accounts by management. Accounting principles generally accepted in the United States of America require that the allowance method be used to recognize bad debts; however, the effect of using the direct write-off method is not materially different from the results that would have been obtained under the allowance method.

MANSUR WOOD LIVING CENTER, L.P.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Concentration of Credit Risk

The Partnership maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Partnership has not experienced any losses in such accounts to date and believes it is not exposed to any significant credit risk on cash and cash equivalents.

Rental Income and Prepaid Rents

Rental income is recognized for apartment rentals as it accrues. Advance receipts of rental income are deferred and classified as liabilities until earned.

NOTE C - ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE D - RESTRICTED DEPOSITS AND ESCROWS

According to the partnership, loan and other regulatory agreements, the Partnership is required to maintain the following escrow deposits and reserves:

Security Deposit Escrow

The tenants' security deposits are maintained in an interest-bearing savings account separate from the operating account of the Partnership. Withdrawals are restricted to reimbursements of tenants' security deposits and assessments for damages. The security deposit escrow account was fully funded at December 31, 2009; however, the security deposit escrow account was under funded at December 31, 2008.

Tax and Insurance Escrow

The Partnership makes monthly payments to escrow funds to accumulate reserves for real estate taxes and insurance. Disbursements in 2009 and 2008 for real estate taxes and insurance totaled $119,911 and $185,193, respectively, while deposits to the escrow account totaled $168,042 and $150,862, respectively. At December 31, 2009 and 2008, the Partnership had no delinquent real estate taxes.

MANSUR WOOD LIVING CENTER, L.P.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

NOTE D - RESTRICTED DEPOSITS AND ESCROWS (CONTINUED)

Reserve for Replacements

The Partnership is required by its loan agreement to make monthly deposits to the Reserve for Replacements totaling $17,400 annually. Disbursements from this escrow are restricted to replacement of structural elements or mechanical equipment. Deposits to the reserve for replacements totaled $17,400 and $1,149,426 during 2009 and 2008 , while disbursements from the account totaled $8,283 and $1,296,032 in 2009 and 2008. The deposits to the reserve for replacements in 2008 included insurance proceeds of $1,132,026, while disbursments from the reserve account in 2008 included repairs for fire damage in the amount of $1,296,032.

NOTE E LONG-TERM DEBT

The notes below are secured by property and equipment of the Partnership at December 31, 2009 and by assignment of all accounts, rents, deposits, or other amounts receivable arising out of the operation of the project.

	2009	2008

Mortgage note payable, original amount of $3,592,000, bearing interest at 7.57% per annum held by Fannie Mae. Monthly principal and interest installments totaling $25,288 are based on a 15-year amortization of the original note balance. The loan matures July 1, 2016	$3,222,272	$3,279,434

Mortgage note payable, original amount of $505,000, bearing interest at 7.30% per annum held by Fannie Mae. Monthly principal and interest installments totaling $6,393 are based on a 10-year amortization of the original note balance. The loan matures July 1, 2010	43,679	114,376

Total mortgages payable	3,265,951	3,393,810
Less: Current maturities of long term debt	(105,321)	(127,858)
Total long-term portion	$3,160,630	$3,265,952

MANSUR WOOD LIVING CENTER, L.P.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

NOTE E LONG-TERM DEBT (CONTINUED)

Estimated principal payments due over the next five years are as follows:

December 31, 2010	$105,321
2011	66,473
2012	71,683
2013	77,301
2014	88,362
and Thereafter	2,945,172
Totals	$3.354.312

NOTE F - RELATED PARTY TRANSACTIONS

The developer fees were assigned to a newly admitted General Partner, LVMW, LLC, on April 6, 2005. As of December 31, 2009 and 2008, $445,732 of developer fees remained unpaid.

The partnership agreement provides for the Partnership to pay the Limited Partner an annual reporting management fee of $5,000. Reporting fees of $5,000 were incurred during 2009 and 2008. At December 31, 2009 and 2008, $55,000 and $50,000 was owed for reporting fees, respectively.

The partnership agreement provides for the Partnership to pay to the General Partner an annual incentive management fee equal to 70% of available cash flow. No such fee was earned in 2009 and 2008.

The General Partner is required under the Partnership Agreement to provide funds for any development or operating deficits. Funds have been advanced to the Partnership by the General Partner, including advances made pursuant to such obligation. The advances are non-interest bearing, unsecured and due on demand. Outstanding advances by the General Partner under these terms totaled $113,546 and $113,546, as of December 31, 2009 and 2008, respectively.

The Limited Partner advanced funds to the Partnership to fund operating deficits. Outstanding advances payable to the Limited Partner at December 31, 2009 and 2008, totaled $278,133 and $263,133, respectively.

NOTE G - PARTNERS AND PARTNERSHIP INTEREST

The Partnership has one General Partner, LVMW, LLC, which has a 1% interest, one Special Limited Partner, WNC Housing, L.P., which has .01% interest and one Investor Limited Partner, WNC Housing Tax Credit Fund VI, L.P., Series 5, which holds a 98.99% interest.

MANSUR WOOD LIVING CENTER, L.P.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

NOTE H - PARTNERSHIP PROFITS, LOSSES AND DISTRIBUTIONS

Generally, profits and losses are allocated 1% to the General Partner, and 99% to the Limited Partners. Cash flow, as defined by the Partnership Agreement, is generally distributable 1% to the General Partner and 99% to the Limited Partners. Profits and losses arising from the sale, refinancing or other disposition of all or substantially all of the Partnership's assets will be specially allocated based on the respective Partners' capital account balances, as prioritized in the Partnership Agreement. Additionally, the Partnership Agreement provides for other instances in which a special allocation of profits and losses and distributions may be required.

NOTE I - TIF RECEIVABLE AND REAL ESTATE TAXES

Pursuant to a Redevelopment Agreement, dated November 2, 1998, between the Partnership and the Village of Carbon Cliff, Rock Island County, Illinois (the "Village"), the Partnership will be reimbursed 80% of the incremental (as defined) real estate taxes paid to the Village. Real estate taxes remitted to the Village of Carbon Cliff during the years ended December 31, 2009 and 2008 totaled $19,148 and $126,711, respectively.

At December 31, 2009 and 2008, the Partnership was owed $55,565 and $48,369, respectively, by the Village of Carbon Cliff under the terms of this Redevelopment Agreement.

NOTE J - PROPERTY PURCHASE OPTION

According to the Partnership Agreement, the General Partner has an option to purchase partnership property at the end of the low-income housing tax credit compliance period at a price which would facilitate the purchase while protecting the Partnership's tax benefits from the Project. Such option is based on the General Partner or sponsor maintaining the low-income occupancy of the Project and is in a form satisfactory to legal and accounting counsel.

NOTE K - BUSINESS INTERRUPTION

In November 2007, the Project suffered property damage and business interruption due to a severe fire. As a result, the Company has been awarded insurance claims of $1,357,981 for property damage, of which, $1,299,641 has been applied against the cost to restore the property, and $58,340 has been applied against business interruption. The full $1,357,981 is reported in the 2008 income statement as insurance proceeds - fire damage.

MANSUR WOOD LIVING CENTER, L.P.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

NOTE L - LOW INCOME HOUSING TAX CREDITS

The following Housing Tax Credits are allocable to the Company during the Credit Period:

Year	Housing Tax Credits
2000	$426,585
2001	895,596
2002	904,461
2003	904,461
2004	904,461
2005	904,461
2006	904,461
2007	904,461
2008	904,461
2009	904,461
2010	477,877
2011	8,866
TOTAL	$9,044,612

NOTE M - SUBSEQUENT EVENTS

FASB Accounting Standards Codification Topic 855, "Subsequent Events" addresses events which occur after the balance sheet date but before the issuance of financial statements. An entity must record the effects of subsequent events that provide evidence about conditions that existed at the balance sheet date and must disclose but not record the effects of subsequent events which provide evidence about conditions that existed after the balance sheet date. Additionally, Topic 855 requires disclosure relative to the date through which subsequent events have been evaluated and whether that is the date on which the financial statements were issued or were available to be issued. Management evaluated the activity of MANSUR WOOD LIVING CENTER, L.P. through May 13, 2010, the date the financial statements were issued, and concluded that no subsequent events have occurred that would require recognition in the Financial Statements or disclosure in the Notes to the Financial Statements.